EXHIBIT 99.1
Westell Technology - CFO Interview, Tyler Mathisen on 30 June 2003 at 23:00 CNBC/Dow Jones Business Video
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TYLER MATHISEN, CNBC ANCHOR: Westell Technologies is up more than 600 percent in 2003, the stock that is. The broadband technology provider has certainly enjoyed a blisteringly hot first half of the year. Let`s look at the stock chart. That would convert to 600 percent. But you can see it come off a very low level. Can the company keep it up in the second half? Well, if it can go up another 600 percent, that would be something else. Let`s find out. Nicholas Hindman is Westell`s chief financial officer. Welcome, sir. Good to see you.

NICHOLAS HINDMAN, CFO, WESTELL TECHNOLOGY: Thanks you, nice to be here.

MATHISEN: To what should we attribute a 600 percent stock market gain in just six months?

HINDMAN: There are a number of factors. I think one of the things was that we probably were way underpriced as a lot of the telecom stocks were at the beginning of the year. And that we - after we turned in third consecutive profitable quarter in January, and then the FCC came out with favorable ruling on DSL deployments in February, our sector got a lot of notice. Our customers began to make public announcements that they were going to invest more in DSL, and increase their deployments. And I think the marketplace viewed Westell as one of the potential primary beneficiaries of that increase in DSL deployment.

MATHISEN: Explain what your company does for DSL deployment?

HINDMAN: We make the DSL modem, which is the device that goes into a customer`s home. We call it a CPE, or customer premise equipment. We have been making those since 1999. We sell those through the phone companies, primarily at this time Verizon and BellSouth. They then pass those along to their end users of DSL, which would be homeowners, as well as small business owners. And the phone companies provide service, DSL service via our CPE, or our modem, to that end user.

MATHISEN: How much is your volume going up?

HINDMAN: The volume DSL this year, it`s - the analysts forecast it to go up at least 25 percent. If we can continue to win market share in North America, that increase could be substantially higher than that. But we have got some work to do. We`ve got some customers to win. But the opportunity for DSL deployments is out there. We as a company just have to continue to win market share.

MATHISEN: Are these contracts with Verizon and BellSouth and others, are they long-term contracts? Do you have any risk that you could be blown out of the water by someone who comes in and undercuts you, or from some technological advance that somebody else anticipates that you don`t?

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HINDMAN: That`s always the risk. We have been doing business with Verizon since
1999, with BellSouth for a year. It`s always a risk that people can come in and try to unseat you. The RBOCs, as we refer to those phone companies, are great to do business with. They have all the cash in the world. But they expect great prices, great service, great follow-up. And we have been able to do that. Historically, we have been doing business with them for 20 years. So while there is competition there, we have been facing it every day. And with Verizon for the last four years, we`ve been able to hang onto it. So I expect we`ll be able to maintain our market share. And we`ll be looking to expand that market share.

MATHISEN: Fifteen seconds, sir. Who is your biggest competitor?

HINDMAN: Biggest competitor in North America is Siemens Corporation, their subsidiary Efficient Networks. That`s who we are taking on to try to win some additional market share in North America.

MATHISEN: All right, Mr. Hindman, thank you very much. Appreciate it. I actually have one of your modems in my house. I`m a Verizon customer, have DSL.

HINDMAN: Well, good. I hope you are a happy customer.

MATHISEN: Thank you. Nicholas Hindman, from Westell Technology.

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         "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT 1995: Certain statements made in the interview, including, without limitation, statements containing the words "believe," "goal," " on track, " "anticipate," "committed" "expectation," "expect," "estimate", "await," "continue," "intend," "may," "will," "should," and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell's accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 under the section "Risk Factors". Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.